                                MICHAELS STORES, INC.


                              DEFERRED COMPENSATION PLAN


                           (EFFECTIVE AS OF AUGUST 1, 1999)

                                  TABLE OF CONTENTS

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Section                                                                          Page
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
                                     ARTICLE I.
                               TITLE AND DEFINITIONS

1.1     Title. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
1.2     Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

                                     ARTICLE II.
                                    PARTICIPATION

2.1     Participation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4

                                     ARTICLE III.
                                DEFERRED COMPENSATION

3.1     Elections to Defer Compensation. . . . . . . . . . . . . . . . . . . . . . .5
3.2     Matching Amounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
3.3     Discretionary Amounts. . . . . . . . . . . . . . . . . . . . . . . . . . . .7
3.4     Investment Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

                                     ARTICLE IV.
                                      ACCOUNTS

4.1     Participant Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
4.2     Quarterly Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

                                     ARTICLE V.
                                      VESTING

5.1     Account. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

                                     ARTICLE VI.
                                    DISTRIBUTIONS

6.1     Form and Time of Payment . . . . . . . . . . . . . . . . . . . . . . . . . .9
6.2     Scheduled Early Distributions. . . . . . . . . . . . . . . . . . . . . . . 11
6.3     Unscheduled Early Distributions. . . . . . . . . . . . . . . . . . . . . . 12
6.4     Death Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
6.5     Financial Hardship Withdrawals . . . . . . . . . . . . . . . . . . . . . . 13
6.6     Inability To Locate Participant. . . . . . . . . . . . . . . . . . . . . . 13
6.7     Directors and Consultants. . . . . . . . . . . . . . . . . . . . . . . . . 14


                                     (i)

6.8     Claims Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

                                     ARTICLE VII.
                                   ADMINISTRATION

7.1     Administrative Committee.. . . . . . . . . . . . . . . . . . . . . . . . . 15
7.2     Committee Action.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
7.3     Powers and Duties of the Administrative Committee. . . . . . . . . . . . . 16
7.4     Construction and Interpretation. . . . . . . . . . . . . . . . . . . . . . 17
7.5     Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
7.6     Expenses and Indemnity.. . . . . . . . . . . . . . . . . . . . . . . . . . 17

                                     ARTICLE VIII.
                                     MISCELLANEOUS

8.1     Unsecured General Creditor.. . . . . . . . . . . . . . . . . . . . . . . . 18
8.2     Restriction Against Assignment.. . . . . . . . . . . . . . . . . . . . . . 18
8.3     Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
8.4     Amendment, Modification, Suspension or Termination.. . . . . . . . . . . . 19
8.5     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
8.6     Receipt or Release.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
8.7     Payments on Behalf of Persons Under Incapacity.. . . . . . . . . . . . . . 19
8.8     Successors and Assigns.. . . . . . . . . . . . . . . . . . . . . . . . . . 19
8.9     No Employment Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
8.10    Headings, etc. Not Part of Agreement.. . . . . . . . . . . . . . . . . . . 20


                                      (ii)

                                MICHAELS STORES, INC.

                              DEFERRED COMPENSATION PLAN


       Michaels Stores, Inc., a Delaware corporation (the "Company"), acting on behalf of itself and its designated subsidiaries, hereby adopts the Michaels Stores, Inc. Deferred Compensation Plan (the "Plan"), effective as of August 1, 1999.


                                       RECITALS


       1. The Plan is being established as an unfunded supplemental retirement plan for the benefit of selected highly compensated employees, directors and consultants and their respective beneficiaries. Benefits under the Plan are to be paid by the Company from its general assets or from the assets of the trust hereinafter described.

       2. The Company intends to enter into a trust agreement with a trustee and establish a trust (the "Trust") to hold and manage assets contributed by the Company in connection with the Plan. It is intended that the Trust will qualify as a "grantor trust" under the Internal Revenue Code of 1986, as amended, with the principal and income of the Trust to be treated as assets and income of the Company for federal and state income tax purposes.

       3. The assets of the Plan held in the Trust will at all times be subject to the claims of the general creditors of the Company.

                                      ARTICLE I.

                                TITLE AND DEFINITIONS


1.1    TITLE.

       This Plan shall be known as the Michaels Stores, Inc. Deferred Compensation Plan.

1.2    DEFINITIONS.

       Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

       (a) "ACCOUNT" means for each Participant the bookkeeping account maintained by the Administrative Committee on the books of the Company that is credited with amounts equal to (i) the portion of the Participant's Salary and Incentive Bonus that he or she elects to defer, (ii) the matching amounts determined pursuant to Section 3.2, (iii) discretionary amounts determined pursuant to Section 3.3, and (iv) the deemed earnings on such amounts that are determined pursuant to Section 4.1(iii).

       (b) "ADMINISTRATIVE COMMITTEE" means the person or persons appointed to administer the plan in accordance with Article VII.

       (c) "BENEFICIARY" or "BENEFICIARIES" means the beneficiary or beneficiaries last designated in writing by a Participant, in accordance with procedures established by the Administrative Committee, to receive benefits under the Plan in the event of the Participant's death. No beneficiary designation shall become effective unless and until it is filed with the Administrative Committee during the Participant's lifetime.

       (d) "BOARD OF DIRECTORS" or "BOARD" means the Board of Directors of Michaels Stores, Inc. Any determination or other action specified in this Plan to be made, taken or effectuated by the Board may be made, taken or effectuated by the Executive Committee of the Board.

       (e)    "CODE" means the Internal Revenue Code of 1986, as amended.

       (f) "COMPANY" means Michaels Stores, Inc., a Delaware corporation, any successor corporation to Michaels Stores, Inc. satisfying the requirements of
Section 8.8, Aaron Brothers, Inc., a wholly-owned subsidiary of Michaels Stores, Inc., and any other entity that is directly or indirectly controlled by Michaels Stores, Inc. or in which Michaels Stores, Inc. has a significant equity or investment interest, as determined by the Administrative Committee.

       (g) "DISTRIBUTABLE AMOUNT" means the balance of a Participant's Account at any given time.

       (h)    "EFFECTIVE DATE" means August 1, 1999.

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       (i)    "ELIGIBLE INDIVIDUAL" for a Plan Year means (i) a common law employee of the Company who is a United States citizen and whose Salary is paid on a United States payroll in United States dollars and (A) whose annual Salary during the Plan Year equals or exceeds the Threshold Amount or (B) who satisfies any alternative eligibility criteria established by the Administrative Committee pursuant to Section 7.3(iv); (ii) a member of the Board of Directors who is not a common law employee of the Company or (iii) a consultant who is not a common law employee of the Company and who is designated by the Administrative Committee as eligible to participate in the Plan. Notwithstanding the foregoing, the Administrative Committee may in its discretion determine in writing that an otherwise Eligible Individual may not participate in this Plan for one or more Plan Years. An individual other than a member of the Board who is classified by the Company as an independent contractor whose compensation for services is reported by the Company on a form other than Form W-2 or any successor form for reporting wages paid to employees will not be an Eligible Individual, unless the Administrative Committee specifically designates such individual by name as an Eligible Individual pursuant to clause (iii) above.

       (j) "FUND" or "FUNDS" means one or more of the investment funds or contracts selected by the Administrative Committee pursuant to Section 7.3(i).

       (k) "INCENTIVE BONUS" means any cash incentive compensation payable to a Participant in addition to the Participant's Salary, computed before giving effect to the Participant's salary reduction elections under Code Sections 125 or 401(k).

       (l) "MICHAELS 401(k) PLAN" means the Michaels Stores, Inc. Employees 401(k) Plan.

       (m) "NET EARNINGS" means, for any Fund and for any month, an amount expressed as a percentage equal to the net rate of gain or loss on the assets of such Fund during such month.

       (n) "PARTICIPANT" means any Eligible Individual who elects to defer Salary or Incentive Bonus in accordance with Section 3.1.

       (o) "PLAN" means the Michaels Stores, Inc. Deferred Compensation Plan set forth herein, as amended from time to time in accordance with Section 8.4.

       (p) "PLAN YEAR" means the 12-consecutive month period beginning January 1 and ending December 31 of each year, provided that the first Plan Year shall be a short year beginning August 1, 1999 and ending December 31, 1999.

       (q) "SALARY" means, for any calendar year, the annual base salary payable to an Eligible Individual who is an employee, the annual retainer and meeting fees payable to members of the Board and the fees payable to consultants during the calendar year, computed before giving effect to the Eligible Individual's salary reduction elections under Code Sections 125 or 401(k). Salary excludes any other form of compensation such as Incentive Bonuses, restricted stock, income from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowances, reimbursements for taxes or any other remuneration for personal services included in an Eligible Individual's taxable income.

       (r) "THRESHOLD AMOUNT" means, for the Plan Year beginning August 1, 1999, $80,000 and, for any subsequent Plan Year, such other amount as may be determined by the Administrative Committee pursuant to Section 7.3(iv).

       (s)    "TRUST" means the trust established by the Trust Agreement.

       (t) "TRUST AGREEMENT" means the agreement between the Company and the Trustee that establishes a trust to hold and manage the assets contributed by the Company in connection with the Plan.

       (u) "TRUSTEE" means the one or more individuals or organizations that have entered into the Trust Agreement as trustee(s), and any duly appointed successors.

                                     ARTICLE II.

                                    PARTICIPATION


2.1    PARTICIPATION.

       An Eligible Individual shall become a Participant in the Plan for a Plan Year by electing to defer all or a portion of his or her Salary or Incentive Bonus for such Plan Year in accordance with Section 3.1, by completing all required applications for life insurance (as determined by the Administrative Committee in its discretion), and by complying with any applicable medical underwriting requirements of the issuer of any policy of insurance on the life of the Eligible Individual.


                                     ARTICLE III.

                                DEFERRED COMPENSATION


3.1    ELECTIONS TO DEFER COMPENSATION.

       (a) ELECTIONS. For each Plan Year, an Eligible Individual may elect to defer Salary by filing with the Administrative Committee one or more elections that conform to the requirements of this Section 3.1, on a form provided by the Administrative Committee (an "Election Form"), no later than the last day of December of the immediately preceding Plan Year. Notwithstanding the foregoing, (i) for the Plan Year beginning August 1, 1999, an Eligible Individual may elect to defer Salary by filing an Election Form with the Administrative Committee no later than July 31, 1999, and (ii) an Eligible Individual who first becomes eligible to participate in the Plan on a date other than the first day of a Plan Year may elect to defer Salary for such Plan Year by filing an Election Form with the Administrative Committee no later than 60 days after the date such individual is notified that he or she satisfies the eligibility criteria set forth in Section 1.2(i), and such election will be effective to defer Salary earned after the Election Form is filed with the Administrative Committee, as provided in subsection (d) below.
An Eligible Individual may also make a separate election to defer the Incentive Bonus to be paid in a Plan Year by filing an Election Form with the Administrative Committee on or before the last day of October of the immediately preceding Plan Year. An Eligible Individual who does not elect to defer Salary or Incentive Bonus for a Plan Year may become a Participant with respect to a subsequent Plan Year by filing an Election Form with the Administrative Committee on or before the last day of December (with respect to elections to defer Salary) or the last day of October (with respect to elections to defer Incentive Bonus) preceding the Plan Year for which the election is to be effective, provided he or she is still an Eligible
Individual with respect to such Plan Year.

       (b) SUPPLEMENTAL 401(k) PLAN DEFERRALS. In addition to the elections described above, for each Plan Year an Eligible Individual may also elect to defer that portion of his Salary or Incentive Bonus (or both Salary and Incentive Bonus) that he is prevented from deferring under the Michaels 401(k) Plan because of (i) the annual limitation on plan compensation described in Code
Section 401(a)(17), (ii) the annual dollar limit on elective deferrals described in Code Section 402(g), (iii) the annual dollar limit on annual additions to an individual's account described in Code Section 415(c), or (iv) the limits on deferrals resulting from the application of the nondiscrimination test described in Code Section 401(k). Such an election for a Plan Year must be filed with the Administrative Committee on an Election Form (i) with respect to Salary on or before the last day of December of the immediately preceding Plan Year, and
(ii) with respect to Incentive Bonus on or before the last day of October of the immediately preceding Plan Year. Notwithstanding the foregoing, for the Plan Year beginning August 1, 1999, an Eligible Individual may elect to defer Salary under this subsection by filing an Election Form with the Administrative Committee no later than July 31, 1999. An Eligible Individual may make an election to defer Salary or Incentive Bonus under this subsection (b) without making an election to defer Salary or Incentive Bonus under subsection (a) above.

       (c) AMOUNT OF DEFERRALS. An Eligible Individual may elect to defer any whole percentage or whole dollar amount of his or her Salary up to 100% of his or her Salary and any whole percentage or whole dollar amount of his or her Incentive Bonus up to 100% of his or her Incentive Bonus; provided, however, that if an Eligible Individual's deferral elections would reduce the Salary and Incentive Bonus paid to the Eligible Individual to an amount that is less than
(i) the amount necessary to satisfy the Eligible Individual's portion of applicable employment taxes for the Plan Year, (ii) amounts necessary to satisfy any other benefit plan elections or loan repayments for the Plan Year under any other plan sponsored by the Company and (iii) any income taxes payable with respect to taxable compensation that is not eligible for deferral, then the Eligible Individual's deferral elections shall be limited to the extent necessary to permit the Company to satisfy its obligation to withhold such taxes, implement such benefit plan elections or deduct such loan repayments. In addition, a deferral election made by an Eligible Individual will not be effective unless and until the Eligible Individual completes all required applications for life insurance (as determined by the Administrative Committee in its discretion).

       (d) EFFECT OF DEFERRAL ELECTIONS. An election to defer Salary or Incentive Bonus shall be first effective with respect to Salary earned during the first payroll period beginning on or after the first day of the Plan Year (or in the case of a newly eligible individual, the first payroll period beginning after the date on which the completed Election Form is filed with the Administrative Committee) or as soon as administratively practicable thereafter, and with respect to the Incentive Bonus payable in the Plan Year subsequent to the Plan Year in which the election is made. Deferrals of Salary made in accordance with subsection (a) above will be deducted during each payroll period throughout the year. Deferrals of any portion of Incentive Bonus made in accordance with subsection (a) above will be deducted in the payroll period(s) when the Incentive Bonus would have otherwise been paid. Deferrals related to the Michaels 401(k) Plan made in accordance with subsection (b) above will be deducted in the payroll period(s) when the applicable limitation prevents deferrals under the Michaels 401(k) Plan.

       (e) DURATION OF DEFERRAL ELECTIONS. Any deferral elections made under this Section 3.1 shall be irrevocable and shall apply only to the Salary payable with respect to services performed during the Plan Year for which the election is made and to the Incentive Bonus payable in the Plan Year subsequent to the Plan Year in which the elections are made.

3.2    MATCHING AMOUNTS.

       (a) ELIGIBILITY FOR MATCHING AMOUNTS. Each Participant will be eligible to receive a matching amount for a Plan Year in the amount determined under Section 3.2(b), provided, however, that a Participant who is a common law employee of the Company will be eligible for a matching amount only if (i) he is eligible to participate in the Michaels 401(k) Plan and (ii) he is deferring under the Michaels 401(k) Plan the maximum amount permitted for such Plan Year by the Administrative Committee of such 401(k) Plan.

       (b) MATCHING PERCENTAGE. The Account of each such Participant will be credited each payroll period with a matching amount equal to 50% of the Participant's deferrals under this Plan during such payroll period but only to the extent the Participant's deferral percentage elected under this Plan does not exceed 6% of the Participant's Salary and Incentive Bonus for the payroll period, such matching amount to be reduced by the matching contributions credited to the Participant's account, if any, under the Michaels 401(k) Plan for the same payroll period.

3.3    DISCRETIONARY AMOUNTS.

       At any time and from time to time, the Company may elect to credit the Account of one or more Participants with an additional discretionary amount.
The timing and amount of any additional amount credited under this Section 3.3 shall be determined in the sole discretion of the Administrative Committee and may vary among Participants. The crediting of the Account of a Participant under this Section 3.3 shall neither create nor imply any obligation on the part of the Company to credit the Accounts of other Participants. Only a Participant who is deferring compensation under Section 3.1 during a Plan Year and whose deferrals have not been suspended under Section 6.3 for such Plan Year shall be eligible for such discretionary amounts credited during the Plan Year.

3.4    INVESTMENT ELECTIONS.

       (a) INVESTMENT FUNDS. The Administrative Committee shall provide each Participant with a list of Funds available for hypothetical investment and each Participant may designate, on a form provided by the Administrative Committee, one or more of such Funds in which the portion of his or her Account attributable to deferrals, matching amounts or discretionary amounts credited to his or her Account for such Plan Year will be deemed to be invested for purposes of determining the amount of earnings or loss to be credited to such Account. The Administrative Committee may in its discretion change from time to time the Funds available for hypothetical investment, provided Participants are given at least 30 days' prior written notice of the effective date of the deletion of any Fund (including, without limitation, the deletion of a Fund in connection with the substitution of a new Fund in its place); it being understood, however, that where the deletion of a Fund is beyond the control of the Administrative Committee, the Administrative Committee's obligation shall be to give Participants written notice of the effective date of such deletion as promptly as practicable after the Administrative Committee obtains knowledge thereof.
The Administrative Committee may in its discretion add new Funds at any time and Participants shall be given written notice of such additions as promptly as practicable after the Administrative Committee decides to add a new Fund.

       (b) INVESTMENT DESIGNATIONS. In making an investment designation pursuant to this Section 3.4, the Participant may specify that all, or any whole percentage, of the portion of his or her Account attributable to a Plan Year will be deemed to be invested in one or more of the Funds designated by the Administrative Committee (with all such designations in the aggregate not to exceed 100% of the Participant's Account balance). Effective as of the first business day of any calendar month, a Participant may change the Fund designations made under this Section 3.4 by filing a new designation, on a form provided by the Administrative Committee, at least five days prior to the end of the immediately preceding calendar month.

       (c) FAILURE TO ELECT. If a Participant fails to elect a Fund under this Section 3.4, or if the Participant's investment designation is less than 100% of his or her Account balance, for any portion of the Account balance for which no investment designation has been made he or she shall be deemed to have designated the Fund that the Administrative Committee determines in its sole judgment to have the least risk of loss of principal.

       (d) TEMPORARY INVESTMENT. Pending the initial establishment of Funds or any change in the Funds available pursuant to Section 3.4(a), the Committee may credit one or more Participant's Accounts with a money market rate of return notwithstanding any Participant's investment election.

                                     ARTICLE IV.

                                       ACCOUNTS


4.1    PARTICIPANT ACCOUNTS.

       The Administrative Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant's Account shall be further divided into separate subaccounts ("Investment Fund Subaccounts"), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.4. Under procedures established by the Administrative Committee, a Participant's Account shall be debited and credited as follows:

              (i) The Administrative Committee shall credit the Investment Fund Subaccounts of the Participant's Account with an amount equal to any Salary and Incentive Bonus deferred by the Participant in accordance with the Participant's elections; that is, the portion of the Participant's deferred Salary and Incentive Bonus that the Participant has elected to be deferred under this Plan (including amounts related to the Michaels 401(k) Plan as described in Section 3.1(b)) and deemed to be invested in a certain Fund shall be credited to the Investment Fund Subaccount corresponding to that Fund.

              (ii) The Administrative Committee shall also credit the Investment Fund Subaccounts of the Participant's Account with an amount equal to the matching amounts determined under Section 3.2 and the discretionary amounts under Section 3.3.

              (iii) As of the last day of each month, each Investment Fund Subaccount of a Participant's Account shall be credited with earnings or loss in an amount determined by multiplying the balance credited to such Investment Fund Subaccount as of the last day of the preceding month (adjusted to reflect distributions from or additional credits to a Participant's Account during such month) by the Net Earnings for the corresponding Fund for the then current month. To the extent any such Net Earnings is negative in any month (due to a net loss in the applicable Fund), the applicable Investment Fund Subaccount will be debited in the same manner.

              (iv) As of the first day of each calendar month, each Investment Fund Subaccount will be debited or credited to appropriately reflect any change in Fund designations made by Participants pursuant to Section 3.4.

4.2    QUARTERLY STATEMENTS.

       Under procedures established by the Administrative Committee, a Participant shall receive a statement with respect to such Participant's Account on a quarterly basis.

                                      ARTICLE V.

                                       VESTING


5.1    ACCOUNT.

       A Participant's interest in the portion of his or her Account attributable to deferrals under Section 3.1 and matching amounts under
Section 3.2, and earnings and losses credited thereon, shall be 100% vested at all times. A Participant's vested interest in the portion of his or her Account attributable to discretionary amounts under Section 3.3 and earnings and losses credited thereon will be determined in accordance with the vesting schedule(s) established by the Administrative Committee in connection with the Administrative Committee's determination of any such discretionary amounts. Notwithstanding the foregoing, a Participant's interest in his or her entire Account shall become 100% vested upon the Participant's death while employed by the Company.


                                     ARTICLE VI.

                                    DISTRIBUTIONS


6.1    FORM AND TIME OF PAYMENT.

       (a) PAYMENT FORM ELECTIONS. Each Participant shall elect, at the time of his or her election to defer Salary and Incentive Bonus under the Plan for a Plan Year, to have that portion of his or her Distributable Amount attributable to his or her deferral elections for such Plan Year paid either in quarterly installments or in a lump sum payment. Except as provided in Section 6.2, quarterly installments shall be paid over a period of 5, 10, 15 or 20 years, as the Participant shall elect. All Participants will be required to elect a form of payment; however, except as provided in Section 6.2 or otherwise permitted by the Administrative Committee, a Participant electing to have any portion of the Distributable Amount paid in quarterly installments will be so paid with respect to such portion only if the Participant terminates employment with the Company
(i) at or after attaining age 55; (ii) as a result of a long-term disability, as defined in the Company's then-existing long-term disability plan in which the Participant is eligible to participate; or (iii) as a result of the Participant's death. In the event a Participant fails to make a payment election with respect to a deferral of Salary or Incentive Bonus for a Plan Year as provided in this subsection (a) and is otherwise eligible for installment payments at termination of employment, the Participant's Distributable Amount attributable to such deferral election will be paid to the Participant (or the Participant's Beneficiary, if the Participant terminates employment by reason of death) in the form of payment described on the most recent election filed by the Participant, or in the absence of any such election, in quarterly installments payable over a period of 10 years. The Distributable Amount payable to Participants in all other circumstances will be paid in a lump sum payment, unless the Participant requests in writing within 30 days after such termination that the Administrative Committee permit the payment of his or her Distributable Amount in quarterly installments over a period of 5, 10, 15 or 20 years. The Administrative Committee shall have the full discretion and authority to grant or deny any such request. For purposes of this Plan, any portion of a Participant's Incentive Bonus that the Participant elects to defer will be attributable to the Plan Year in which the Incentive Bonus would otherwise have been paid to the Participant.

       (b) PAYMENT COMMENCEMENT DATE. Unless a Participant receives an early distribution with respect to the Distributable Amount for a Plan Year pursuant to Section 6.2, Section 6.3 or Section 6.5, such Distributable Amount (or remaining portion thereof) will be paid after the Participant terminates employment with the Company. Lump sum payments will be paid as soon as practicable following the Participant's termination of employment but in no event later than 90 days after the date of such termination. Quarterly installment payments will begin on the first business day of the second month of the calendar quarter following the calendar quarter in which the Participant terminates employment and will continue to be made on the first business day of each subsequent calendar quarter until the applicable portion of the Distributable Amount has been fully distributed. Each quarterly installment payment will be made pro rata from the Participant's Investment Fund Subaccounts according to the portion of the balances in such Subaccounts which are attributable to the deferrals for the Plan Year which are subject to the installment payment election. During the period in which quarterly installment payments are being made, the Participant's Account will continue to be credited monthly with earnings pursuant to Section 4.1(iii), the Participant (or his or her Beneficiary) may continue to change Fund designations pursuant to
Section 3.4, and quarterly installment payments will be adjusted annually to reflect earnings, gains and losses until all amounts credited to his or her Account under the Plan have been distributed. To the fullest extent practicable, but subject to such annual adjustments, quarterly installment payments shall be comparable in amount over the entire distribution period.

       (c) CHANGE IN PAYMENT ELECTION. A Participant who has not terminated employment with the Company may change his or her form of payment with respect to the portion of the Distributable Amount attributable to one or more Plan Years to one of the payment forms permitted by the Plan, provided the Participant files a written election with the Administrative Committee to change such payment form at least one year prior to the date that payment of such portion of his or her Distributable Amount would otherwise be made. In addition, a Participant who has elected scheduled early distributions pursuant to Section 6.2 may defer the scheduled distribution dates in accordance with
Section 6.2. A Participant's payment election with respect to a given Plan Year may not be changed after payment of that portion of the Distributable Amount attributable to such Plan Year has been made or has begun.

       (d) EXCEPTION FOR SMALL BENEFITS. Notwithstanding the foregoing provisions of this Section 6.1 or of Section 6.4, if a Participant's Distributable Amount does not exceed $25,000, the Distributable Amount shall automatically be distributed in the form of a lump sum payment.

6.2    SCHEDULED EARLY DISTRIBUTIONS.

       Participants may elect to have the Distributable Amount attributable to Salary or Incentive Bonus deferred for a given Plan Year be paid in a future calendar year while still employed, either in a lump sum payment or in quarterly installments (over a period of 2, 3, 4 or 5 years, as the Participant shall elect), provided such election is made at the time of the Participant's election to defer Salary or Incentive Bonus and provided, further, the payment year is at least two years after the last day of such Plan Year. Notwithstanding the foregoing, if the portion of a Participant's Distributable Amount scheduled to be paid pursuant to this Section 6.2 does not exceed $25,000 as of the scheduled date of payment, such amount shall automatically be distributed in the form of a lump sum payment. Payments under this Section 6.2 will be paid or begin to be paid in January of the elected payment year, or as soon as practicable thereafter. A Participant may elect a different payment date for the portion of his Distributable Amount attributable to deferrals for each Plan Year. In addition, payment dates elected pursuant to this Section 6.2 may be deferred by at least one year, by filing with the Administrative Committee written notice at least 12 months prior to the payment date to be deferred, but in no event may a Participant make more than three such deferral elections with respect to deferrals for any Plan Year without the written approval of the Administrative Committee. A distribution pursuant to this Section 6.2 of less than the Participant's entire interest in the Plan shall be made pro rata from his or her Investment Fund Subaccounts according to the portion of the balances in such Subaccounts which are attributable to the deferrals for the Plan Year which are subject to the early distribution election. Notwithstanding the foregoing, if a Participant terminates employment with the Company (i) at or after attaining age 55; (ii) as a result of a long-term disability, as defined in the Company's then-existing long-term disability plan in which the Participant is eligible to participate; or (iii) as a result of the Participant's death, and such termination of employment is prior to the date on which a lump sum payment is scheduled to be made or installments are scheduled to begin pursuant to this Section 6.2, the Participant's Distributable Amount attributable to Salary and Incentive Bonus that would have been paid pursuant to this Section 6.2 will be paid following the Participant's termination of employment based on the Participant's election pursuant to Section 6.1. If a Participant terminates employment with the Company for any other reason prior to the date on which payments are scheduled to be made or begin pursuant to this Section 6.2, the Participant's Distributable Amount attributable to Salary and Incentive Bonus that would have been paid pursuant to this Section 6.2 will be paid following the Participant's termination of employment in the form of a lump sum payment.

6.3    UNSCHEDULED EARLY DISTRIBUTIONS.

       Subject to paragraph (vi) below, Participants shall be permitted to request to withdraw amounts from their Accounts at any time ("Early Distributions"). Upon receiving a withdrawal request, the Administrative Committee shall determine, in its sole discretion, whether to permit any such withdrawal and the amount, if any, to be withdrawn, subject to the following restrictions:

              (i) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Administrative Committee.

              (ii) The maximum amount payable to a Participant in connection with an Early Distribution shall in all cases equal 90% of the amount requested by the Participant (which requested amount must be not less than $10,000 or the Participant's entire

       Distributable Amount if less than $10,000) or approved by the Administrative Committee; provided, however, that the maximum amount payable to a Participant in connection with an Early Distribution shall be 90% of the Distributable Amount as of the end of the calendar month in which the Early Distribution request is received by the Administrative Committee.

              (iii) The amount described in paragraph (ii) above shall be paid in a single lump sum by the end of the calendar month next following the calendar month in which the Early Distribution request is received by the Administrative Committee. A distribution pursuant to this Section 6.3 of less than the Participant's entire interest in the Plan will be made pro rata from his or her Investment Fund Subaccounts according to the balances in such Subaccounts.

              (iv) If a Participant receives an Early Distribution, the remaining portion of the requested or approved amount, as applicable, in excess of the amount payable under paragraph (ii) above (I.E., 10% of such amount), shall be permanently forfeited and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount. Forfeiture of such amount shall be made pro rata from the Participant's Investment Fund Subaccounts according to the balances in such Subaccounts.

              (v) If a Participant receives an Early Distribution, the Participant shall be ineligible to participate in the Plan for the balance of the Plan Year in which the Early Distribution occurs and for the immediately following Plan Year.

              (vi) A Participant shall be limited to a maximum of two Early Distributions during all of his or her periods of Plan participation.

6.4    DEATH BENEFITS.

       If a Participant dies while employed by the Company or after termination of employment, the Participant's Distributable Amount shall be paid to the Participant's Beneficiary in the same form and in accordance with the same payment schedule under which the Distributable Amount was being or would have been paid to the Participant. In addition to the foregoing, if a Participant with an undistributed Account balance dies while employed by the Company, the Participant's Beneficiary shall be paid a single sum benefit of $100,000, provided that coverage under any policy of insurance on the life of the Participant which is required by the Administrative Committee is in effect at the Participant's death.

6.5    FINANCIAL HARDSHIP WITHDRAWALS.

       The Administrative Committee may, pursuant to rules or policies from time to time adopted and applied in a consistent manner, accelerate the date of distribution of all or any portion of a Participant's Account balance because of a financial hardship. A financial hardship means an unforeseeable, severe financial emergency resulting from (a) a sudden and unexpected illness or accident of the Participant or his or her dependents (as defined in Section 152(a) of the

Code); (b) loss of the Participant's property due to casualty; or (c) other similar extraordinary and unforeseeable circumstances arising out of events beyond the control of the Participant, which may not be relieved through other available resources of the Participant, as determined by the Administrative Committee in accordance with such rules and policies. A distribution pursuant to this Section 6.5 of less than the Participant's entire interest in the Plan shall be made pro rata from his or her Investment Fund Subaccounts according to the balances in such Subaccounts. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 6.5 shall be made as soon as practicable after approval of such request by the Administrative Committee.
Distributions made pursuant to this Section 6.5 shall be without penalty.

6.6    INABILITY TO LOCATE PARTICIPANT.

       (a) FORFEITURE OF ACCOUNT. In the event that the Administrative Committee is unable to locate a Participant or, with respect to a Participant who has died, any Beneficiary within two years following the date on which any payment of the Participant's Distributable Amount is scheduled to be made or begin, the amount allocated to the Participant's Account shall be forfeited. Following the date of forfeiture, the Participant's Account which is forfeited shall be invested in the Fund offering the least risk of loss of principal or conservative money market funds. If, after such forfeiture and prior to the escheat of the Participant's Account as provided in Section 6.6(b), the Participant or Beneficiary later claims such benefit and establishes to the reasonable satisfaction of the Administrative Committee such Participant's or Beneficiary's right to receive same, such Account shall be reinstated at its balance at the date of forfeiture without additional interest, earnings, gains or losses from the date of forfeiture through the date of reinstatement. The Participant's restored Account balance will be invested in the manner that the Participant or Beneficiary elects pursuant to Section 3.4 and will be distributed to the Participant or Beneficiary in accordance with the Participant's payment elections made pursuant to this Article VI. In addition, any installment payments that were scheduled to have been made during the period in which the Participant or Beneficiary could not be located will be made to the Participant or Beneficiary in a lump sum catch-up payment as soon as administratively practicable.

       (b) ESCHEAT OF ACCOUNT. The Administrative Committee, in its discretion, may escheat, or may cause the Trustee to escheat, to the state of Texas (or such other state as the Administrative Committee, in its discretion, determines is appropriate) any Participant's Account which was forfeited if either (i) the Administrative Committee has been unable to locate the Participant or Beneficiary for a period of five years (or such other period as may be specified by applicable law) following the date on which any payment of the Participant's Distributable Amount is scheduled to be made or begin or
(ii) the Plan is terminated and the Administrative Committee has been unable to locate the Participant or Beneficiary for a period of two years (or such other period as may be specified by applicable law) following the date on which any payment of the Participant's Distributable Amount is scheduled to be made or begin. Upon the escheat of the Participant's Account, the Participant or Beneficiary shall have no further right to any benefits or payments under the Plan, and neither the Company, the Administrative Committee nor the Trustee shall have any liability to such Participant or Beneficiary for the amount of the Participant's Account.

6.7    DIRECTORS AND CONSULTANTS.

       For purposes of the preceding sections of this Article VI, a Participant who is a member of the Board or a consultant, but who is not an employee of the Company, will be deemed to be employed by the Company as long as he or she is a director or is engaged as a consultant and will be deemed to have terminated employment when he or she is no longer a director or is no longer engaged as a consultant and is not then an employee of the Company.

6.8    CLAIMS PROCEDURE.

       (a) CLAIM FOR BENEFITS. If a Participant or Beneficiary does not receive the benefits which the Participant or Beneficiary believes he or she is entitled to receive under the Plan, the Participant or Beneficiary may file a claim for benefits with the Administrative Committee. All claims shall be made in writing and shall be signed by the claimant. If the claimant does not furnish sufficient information to enable the Administrative Committee to process the claim, the Administrative Committee will indicate to the claimant any additional information which is required.

       (b) NOTIFICATION BY THE ADMINISTRATIVE COMMITTEE. Each claim will be approved or disapproved by the Administrative Committee within 90 days following the receipt of the information necessary to process the claim. In the event the Administrative Committee denies a claim for benefits in whole or in part, the Administrative Committee will notify the claimant in writing of the denial of the claim. Such notice by the Administrative Committee will also set forth, in a manner calculated to be understood by the claimant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary for the claim to be approved, if possible, with an explanation of why such material or information is necessary, and an explanation of the Plan's claim review procedure as set forth in subsection (c). If no action is taken by the Administrative Committee on a claim within such 90 day period, the claim will be deemed to be denied for purposes of the review procedure.

       (c) REVIEW PROCEDURE. A claimant may appeal a denial of his or her claim by requesting a review of the decision by the Administrative Committee or a person designated by the Administrative Committee. An appeal must be submitted in writing within 60 days after receipt by the claimant of written notification of the denial and must (i) request a review of the claim for benefits under the Plan, (ii) set forth all of the grounds upon which the claimant's request for review is based and any facts in support thereof, and
(iii) set forth any issues or comments which the claimant deems pertinent to the appeal. The Administrative Committee or the person designated by the Administrative Committee will make a full and fair review of each appeal and any written materials submitted in connection with the appeal. The Administrative Committee or the person designated by the Administrative Committee will act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days after the appeal is received. The claimant will be given the opportunity to review documents or materials directly pertinent to the appeal upon submission of a reasonable written request to the Administrative Committee or person designated by the Administrative Committee, provided the Administrative Committee or person designated by the Administrative Committee in its reasonable judgment finds the requested documents or materials are directly pertinent to the appeal.
On the basis of its review, the Administrative Committee or person designated by the Administrative Committee will make an independent determination of the claimant's eligibility for benefits under the Plan. The decision of the Administrative Committee or person designated by the Administrative Committee on any claim for benefits will be final and conclusive upon all parties thereto. In the event the Administrative Committee or person designated by the Administrative Committee denies an appeal in whole or in part, it will give written notice of the decision to the claimant, which notice will set forth in a manner calculated to be understood by the claimant the specific reasons for such denial and which will make specific reference to the pertinent Plan provisions on which the decision was based.

                                     ARTICLE VII.

                                    ADMINISTRATION


7.1    ADMINISTRATIVE COMMITTEE.

       The Administrative Committee for the Plan shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising such committee shall be determined by the Board, which may from time to time vary the number of members, and may determine that such committee will consist of a single individual. A member of such committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member of such committee with or without cause. Vacancies in the membership of such committee shall be filled as soon as practicable by the Board.

7.2    COMMITTEE ACTION.

       The Administrative Committee shall act at meetings by affirmative vote of a majority of the members of the committee. Any action permitted to be taken at a meeting may be taken without a meeting if, a written consent to the action is signed by all members of the committee. A member of the committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. Any members of the committee may execute any certificate or other written direction on behalf of the committee.

7.3    POWERS AND DUTIES OF THE ADMINISTRATIVE COMMITTEE.

       The Administrative Committee shall administer the Plan in accordance with its terms and shall have all powers, authority and discretion necessary to accomplish its purposes, including, but not by way of limitation, the authority and discretion to:

              (i) select the Funds and change the Funds from time to time pursuant to Section 3.4;

              (ii) appoint a representative, delegate or any other agent, and delegate to them such powers and duties in connection with the administration of the Plan as the Administrative Committee may from time to time prescribe;

              (iii) resolve all questions relating to the eligibility of employees, directors and consultants to be or become Eligible Individuals or Participants;

              (iv) determine the Threshold Amount applicable to any Plan Year after the first Plan Year and establish alternative criteria, consistent with the purpose of the Plan to provide benefits to a select group of management or highly compensated employees, for what shall constitute an employee of the Company or an Eligible Individual with respect to any given Plan Year, in addition to or in lieu of the eligibility criteria set forth in Section 1.2(i);

              (v) determine the amount of benefits payable to Participants or their Beneficiaries under this Plan, and determine the time and manner in which such benefits are to be paid;

              (vi) authorize and direct all disbursements by the Trustee from the Trust;

              (vii) engage any administrative, legal, accounting, clerical, or other services it deems appropriate in administering the Plan or the Trust Agreement;

              (viii) construe and interpret this Plan and the Trust Agreement, supply omissions from, correct deficiencies in, and resolve ambiguities in the language of this Plan and the Trust Agreement, and adopt rules for the administration of this Plan and the Trust Agreement that are not inconsistent with the terms of such documents;

              (ix) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of this Plan and of benefit payments hereunder;

              (x) determine the disposition of assets in the Trust in the event this Plan is terminated;

              (xi) review the performance of the Trustee with respect to the Trustee's administrative duties, responsibilities and obligations under this Plan and the Trust Agreement, report to the Board regarding such administrative performance of the Trustee, and recommend to the Board, if necessary, the removal of the Trustee and the appointment of a successor Trustee; and

              (xii) resolve all questions and make all factual determinations relating to any matter for which it has administrative responsibility.

7.4    CONSTRUCTION AND INTERPRETATION.

       The Administrative Committee shall have full authority and discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Eligible Individual, Participant or Beneficiary. The Administrative Committee shall administer the Plan in a consistent and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.5    INFORMATION.

       To enable the Administrative Committee to perform its functions, the Company shall supply full and timely information to the Administrative Committee on all matters relating to the Salary and Incentive Bonus of all Participants, their death or other cause of termination, and such other pertinent facts as the Administrative Committee may reasonably require.

7.6    EXPENSES AND INDEMNITY.

       (a) EXPENSES. All expenses and fees incurred in connection with the administration of the Plan and the Trust shall be paid by the Company.

       (b) INDEMNIFICATION. To the fullest extent permitted by applicable law, the Company shall indemnify and save harmless the Administrative Committee, the Board and any delegate of the Administrative Committee who is an employee of the Company and any officers and employees of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. Without limiting the generality of the foregoing, the Company shall, promptly upon request, advance funds to persons entitled to indemnification hereunder to the extent necessary to defray legal and other expenses incurred in the defense of such liabilities and claims, as and when incurred. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise.

                                    ARTICLE VIII.

                                    MISCELLANEOUS


8.1    UNSECURED GENERAL CREDITOR.

       Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any property or assets of the Company or the Trust. No assets of the Company shall be held as collateral security for the obligations of the Company under this Plan. Any and all assets of the Trust shall be and shall remain unpledged and unencumbered. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the

Participants and Beneficiaries shall be no greater than those of unsecured general creditors. The Company shall maintain the Trust at all times during the term of the Plan. All assets of the Company and the Trust shall be subject to the claims of the Company's creditors.

8.2    RESTRICTION AGAINST ASSIGNMENT.

       The Company or the Trustee shall pay all amounts payable hereunder only to the person or persons designated pursuant to the Plan and not to any other person or entity. No part of a Participant's Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever, without the prior written consent of the Administrative Committee, which may be withheld in its sole discretion. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

8.3    WITHHOLDING.

       There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment.

8.4    AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.

       (a) The Administrative Committee or the Board may amend, modify, suspend or terminate the Plan for any reason, in whole or in part, provided that
(i) no amendment, modification, suspension or termination shall have any retroactive effect that would directly or indirectly reduce any amounts allocated to a Participant's Account or otherwise deprive any Participant of any benefits already vested under the Plan; and (ii) any amendment, modification, suspension or termination of the Plan that will significantly increase costs to the Company shall be approved by the Board.

       (b)    In the event that this Plan is terminated in accordance with this
Section 8.4, the balance of each Participant's Account shall be distributed to the Participant (or, in the event of the death of the Participant, to the Participant's Beneficiary) in a lump sum payment as soon as administratively feasible and in any event within 90 days of such termination.

8.5    GOVERNING LAW.

       THE PLAN WILL BE CONSTRUED AND GOVERNED IN ALL RESPECTS IN ACCORDANCE WITH APPLICABLE FEDERAL LAW AND, TO THE EXTENT NOT PREEMPTED BY SUCH FEDERAL LAW, IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, INCLUDING WITHOUT LIMITATION, THE TEXAS STATUTE OF LIMITATIONS, BUT WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE.

8.6    RECEIPT OR RELEASE.

       Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee and the Company with respect to the amount paid. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7    PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.

       In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall, to the extent thereof, constitute a full release and discharge of the Administrative Committee and the Company with respect to the amount paid.

8.8    SUCCESSORS AND ASSIGNS.

       The Company may not assign its obligations under this Plan, whether by contract, merger, operation of law or otherwise, unless the assignment is to an assignee or successor entity (in either case, hereafter called a "Successor") that has stockholders' equity or the closest equivalent thereto (as measured by the most recent audited financial statements of such Successor) equal to or greater than the stockholders' equity of the Company (as measured immediately prior to the event that causes such entity to become a Successor to the Company). The provisions of this Section 8.8 shall be binding upon each and every Successor to the Company.

8.9    NO EMPLOYMENT RIGHTS.

       Participation in this Plan shall not confer upon any person any right to be employed by the Company nor any other right not expressly provided hereunder.

8.10   HEADINGS, ETC. NOT PART OF AGREEMENT.

       Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

       IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer as of the 7th day of July, 1999.


                                       MICHAELS STORES, INC.



                                       By:  /s/ R. Michael Rouleau
                                          ------------------------------------
                                             Name:   R. Michael Rouleau
                                              Title: Chief Executive Officer